Exhibit 99.1

   BioSphere Medical Reports First Quarter 2006 Financial Results;
            Revenues Increase 19% to a Record $5.3 Million

    ROCKLAND, Mass.--(BUSINESS WIRE)--April 27, 2006--BioSphere Medical, Inc. (Nasdaq: BSMD), a medical device company that pioneered the use of bioengineered microspheres to treat uterine fibroids, hypervascularized tumors and vascular malformations, today reported that total revenues for the first quarter of 2006 were a record $5.27 million, compared with total revenues of $4.43 million for the first quarter of 2005, an increase of 19%. In the first quarter of 2006, revenues in the United States were $3.63 million, compared to revenues of $2.92 million in the first quarter of 2005, an increase of 24%. Revenues outside of the United States were $1.64 million for the first quarter of 2006, compared to revenues of $1.51 million in the first quarter of 2005. Global sales of Embosphere(R) Microspheres were $4.43 million in the first quarter of 2006, compared to $3.52 million in the first quarter of 2005, an increase of 26%.
    Gross margin was $3.58 million, or 68% of revenues, for the first quarter of 2006, compared to a gross margin of $2.89 million, or 65% of revenues, for the first quarter of 2005.
    Selling, general and administrative expenses were $4.03 million for the first quarter of 2006, compared to $3.22 million for the first quarter of 2005. Research and development expenses were $0.45 million for the first quarter of 2006, compared to $0.64 million in the first quarter of 2005.
    The net loss applicable to common stockholders for the first quarter of 2006 was $0.90 million, or $0.06 per basic and diluted share. This compares with a net loss of $1.35 million, or $0.09 per basic and diluted share, for the first quarter of 2005. In the first quarter of 2006, $0.18 million, or $0.01 per basic and diluted share, was attributable to a compensation charge related to the adoption of SFAS 123(R) in connection with BioSphere's employee stock incentive plan.
    At March 31, 2006, the Company had cash and cash equivalents of $20.7 million.
    Richard Faleschini, BioSphere Medical's president and chief executive officer, said, "During the quarter we achieved record revenues, continued to invest in and execute our local marketing efforts, and increased the number of U.S. sales territories. Our recently completed financing is allowing us to focus on developing the market for UFE by communicating the new and, we believe, persuasive clinical data now available to patients and to the medical community. At the 2006 31st Society of Interventional Radiology ("SIR") Annual Scientific Meeting in Toronto, Ontario, Canada, we featured four new products that we are expecting to launch in the coming quarters. "
    Significant activities and developments in the first quarter of 2006 and subsequent weeks include:

    -- Record revenue growth to $5.27 million, an increase of 19% compared to the same period last year.

    -- At the recent SIR meeting, Dr. James Spies presented his findings on the long-term durability of UFE procedures done with BioSphere's Embosphere Microspheres. For the patients followed for the 3-year term of the study, 83% reported that their symptoms of pelvic pain and discomfort were greatly improved, and 69% reported improvement in urinary problems. 84% of patients were moderately or very satisfied with their outcome. Only 8.3% of patients subsequently required surgery (seven hysterectomies and one myomectomy). These favorable results are consistent with previously published outcomes on UFE.

    -- Publication in the January 2006 issue of Fertility and Sterility - Uterine artery embolization versus myomectomy: a multicenter comparative study; Goodwin S. et al. This study included 149 uterine artery embolization (UAE) patients and 60 myomectomy patients with observations at 6 months for both myoemectomy and UAE patients and 1-year follow up solely for the UAE patients. Both groups of patients had statistically significant improvements in uterine fibroids quality of life scores, menstrual bleeding, uterine volume, and overall quality of life. Also, the patients had a mean hospital stay - UAE = 1 day, myomectomy = 2.5 days with a return to normal activities - UAE = 15 days, myomectomy = 44 days and a return to work - UAE = 10 days, myomectomy = 37 days.

    -- BioSphere's product showcase at SIR which featured its products under development, including QuadraSphere(TM) (an absorbing, conforming and expanding embolic which is currently the subject of a pending 510(k) submission), Sequitor
        (TM)(which BioSphere expects will be its next generation steerable guidewire), the EmboCath(R) Plus Infusion Microcatheter delivery systems and MR-Embospheres (a microsphere visible under magnetic resonance imaging). The Company's MR-Embospheres product candidate was the topic of a "featured abstract" at the recent SIR meeting and as such merited not only a presentation but an additional commentary presentation by one of the physician panelists.

    -- At the SIR meeting, the Society issued a position statement, previously published in the February 2006 issue of the Journal of Vascular and Interventional Radiology, or JVIR, supporting the use of chemoembolization, which refers to the use of embolics that have been injected with chemotherapeutic agents, for the treatment of liver malignancies. The Society indicates in the position statement that chemoembolization is accepted as "a safe, proven, and effective" treatment for patients with unresectable hepatocellular carcinoma (inoperable primary liver cancer) and adequate preservation of liver function, it "has a palliative role for patients with colon carcinoma," and "it may be useful for patients with hepatic-dominant metastatic disease from other primary malignancies."

    -- In February 2006, the Company completed a placement of 2,075,000 shares of common stock to selected accredited investors at a price of $7.00 per share, which resulted in net proceeds of approximately $13.4 million.

    -- In March 2006, the Company achieved ISO 13485:2003 certification at its Roissy, France, facility.

    The Company will host its quarterly conference call today at 11 AM ET. The number to dial into the call is 1-888-603-7990 or 1-706-679-7298 and the conference ID is 8087781. Please call in approximately ten minutes before the call is scheduled to begin. A live web cast of the conference call will also be available on the BioSphere Medical web site. A replay of this conference call will be available from 2:00 PM ET today through 2:00 PM on May 10, 2006. The replay can be accessed by dialing 1-800-642-1687 or 1-706-645-9291 access code 8087781, or you can visit the "Investor" section of our company web site at www.biospheremed.com.

    About BioSphere Medical, Inc.

    BioSphere Medical, Inc., a medical device company based in Rockland, Massachusetts, has pioneered and is commercializing minimally invasive diagnostic and therapeutic products based on its proprietary bioengineered microsphere technology. The Company's core technologies, patented bioengineered polymers and manufacturing methods, are used to produce microscopic spherical materials with unique beneficial properties for a variety of medical applications. BioSphere's principal focus is the treatment of symptomatic uterine fibroids using a procedure called uterine fibroid embolization, or UFE. The Company's products continue to gain acceptance in this emerging procedure as well as in a number of other new and established medical treatments.
    BioSphere Medical has received clearance in many countries, including the United States, Canada, Australia, the European Community, and Latin America, which allows the Company to sell its products for use in general embolization procedures, including uterine fibroid embolization. The terms uterine fibroid embolization (UFE) and uterine artery embolization (UAE) are generally used interchangeably in the literature. The most common side effect of uterine fibroid embolization (UFE) is "post-embolization syndrome," a collection of symptoms including abdominal pain, discomfort, low-grade fever and nausea. UFE is currently contraindicated for women who are, or who intend to become, pregnant, because the effects of UFE on the ability of a woman to conceive, and to carry a fetus to term, have not been determined.

    Cautionary Statement Regarding Forward-Looking Statements - This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding the expectation that market acceptance of UFE and of the Company's products for UFE will increase through the dissemination of clinical and patient data about UFE procedures and the Company's expectations and plans relating to the introduction of new products. The Company uses words such as "plans," "seeks," "projects," "believes," "may," "anticipates," "estimates," "should," "intend," and similar expressions to identify these forward-looking statements. These statements are subject to risks and uncertainties and are based upon the Company's beliefs and assumptions. There are a number of important factors that may affect the Company's actual performance and results and the accuracy of its forward-looking statements, many of which are beyond the Company's control and are difficult to predict. These important factors include, without limitation, risks relating to:

    -- the failure of the Company to achieve or maintain necessary regulatory approvals, either in the United States or internationally, with respect to the manufacture and sale of its products and product candidates;

    -- the failure of the Company to successfully develop, commercialize and achieve widespread market acceptance of its products, including, without limitation, widespread market acceptance of its lead product, Embosphere(R) Microspheres for the treatment of UFE;

    -- the Company's ability to obtain and maintain patent and other proprietary protection for its products and product candidates;

    -- the absence of, or delays and cancellations of, product orders;

    -- delays, difficulties or unanticipated costs in the introduction of new products; competitive pressures;

    -- the inability of the Company to raise additional funds in the near term to finance the development, marketing, and sales of its products;

    --  general economic and market conditions; and

    --  the risk factors described in the section titled " Risk
        Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2005, as filed by the Company with the Securities and Exchange Commission, and described in other filings made by the Company from time to time with the Securities and Exchange Commission.

    In addition, the forward-looking statements included in this press release represent the Company's estimates as of the date of this release. The Company anticipates that subsequent events and developments may cause its forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances after the date of this press release.




                        BioSphere Medical, Inc.
----------------------------------------------------------------------
                    SELECTED FINANCIAL INFORMATION

                 CONSOLIDATED CONDENSED BALANCE SHEETS
              As of March 31, 2006 and December 31, 2005
                       (in thousands, unaudited)
----------------------------------------------------------------------

                                              March 31,   December 31,
                                                2006         2005
                                             ------------ ------------
ASSETS
 Cash and cash equivalents                   $    20,720  $     8,774
 Accounts receivable, net                          4,360        3,521
 Inventories                                       2,393        2,435
 Prepaid expenses and other current assets           621          407
 Property and equipment, net                         809          858
 Goodwill                                          1,443        1,443
 Other assets                                         58           57
                                             ------------ ------------

  Total assets                               $    30,404  $    17,495
                                             ============ ============

LIABILITIES AND STOCKHOLDERS' EQUITY
 Accounts payable and accrued expenses       $     3,665  $     4,180
 Capital lease obligations                           193          228
 Stockholders' equity                             26,546       13,087
                                             ------------ ------------

  Total liabilities and stockholders' equity $    30,404  $    17,495
                                             ============ ============




                        BioSphere Medical, Inc.
 ---------------------------------------------------------------------
            CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
          For the three months ended March 31, 2006 and 2005
               (in thousands, except per share amounts,
                              unaudited)
----------------------------------------------------------------------

                                                   Three Months Ended
                                                        March 31,
                                                   -------------------
                                                     2006      2005
                                                   --------- ---------

Revenues                                           $  5,269  $  4,429

 Costs and expenses:
  Cost of revenues                                    1,691     1,541
  Research and development                              452       643
  Sales                                               1,944     1,503
  Marketing                                             712       617
  General, administrative and patent costs            1,374     1,102
                                                   --------- ---------

  Total costs and expenses                            6,173     5,406
                                                   --------- ---------

Loss from operations                                   (904)     (977)
 Other income and expenses, net                         131      (248)
                                                   --------- ---------

Net loss                                               (773)   (1,225)

 Preferred stock dividends                             (128)     (121)
                                                   --------- ---------

Net loss applicable to common stockholders         $   (901) $ (1,346)
                                                   ========= =========

Net loss per common share
 Basic and diluted                                 $  (0.06) $  (0.09)
                                                   ========= =========

Weighted average common shares outstanding
 Basic and diluted                                   15,955    14,391
                                                   ========= =========

    CONTACT: BioSphere Medical, Inc.
             Martin Joyce, 781-681-7925
             or
             Investor Relations:
             The Equity Group Inc.
             Maura Gedid, 212-836-9605
             Devin Sullivan, 212-836-9608